EXHIBIT 99.1

For Immediate Release

AAM Announces Proposed Private Offering of Senior Notes

DETROIT, March 6, 2017 - American Axle & Manufacturing Holdings, Inc. (NYSE: AXL) ("AAM") announced today that its wholly-owned subsidiary, American Axle & Manufacturing, Inc. (the "Issuer"), intends to offer, subject to market and other conditions, $1.2 billion of senior notes.
The notes will bear interest at a rate to be determined at pricing and will be unconditionally guaranteed on a senior unsecured basis by AAM and certain of the Issuer’s present and future domestic subsidiaries.
The Issuer intends to use the net proceeds from this offering, together with borrowings under new senior secured credit facilities and cash on hand, to pay the cash consideration payable in connection with AAM’s acquisition of Metaldyne Performance Group Inc. (NYSE: MPG) and related fees and expenses, to refinance any indebtedness outstanding under AAM’s existing senior secured revolving credit facility and certain existing indebtedness of MPG and the remainder, if any, for general corporate purposes.
The senior notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This notes offering may be made only by means of an offering memorandum.

About AAM
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems, electric drive systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Indiana, Michigan and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand. To learn more, visit www.aam.com.

For more information...

Investor Contact:
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact:
Christopher M. Son
Director, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.